                                                                   Exhibit 10.28







                                   AGREEMENT

                                      FOR

                           DATA PROCESSING SERVICES

                                    BETWEEN


                          ASSOCIATED STATIONERS, INC.

                                      AND

                      AFFILIATED COMPUTER SERVICES, INC.

                               TABLE OF CONTENTS
                               -----------------


ARTICLE 1  -  DEFINITIONS ....................................................1

     1.1   AAA ...............................................................1
     1.2   ACS Account Manager ...............................................1
     1.3   ACS Data Center ...................................................1
     1.4   ACS Licensed Software .............................................1
     1.5   ACS Network Portion ...............................................1
     1.6   ACS Services ......................................................1
     1.7   Affiliate .........................................................2
     1.8   Associated Facility ...............................................2
     1.9   Associated Software ...............................................2
    1.10   BCOP ..............................................................2
    1.11   BCOP Data Center ..................................................2
    1.12   Boise Cascade .....................................................2
    1.13   Damages ...........................................................2
    1.14   Data Network ......................................................2
    1.15   Delayed Termination Employees .....................................2
    1.16   Disputed Matter ...................................................2
    1.17   Effective Date ....................................................2
    1.18   Performance Standards .............................................2
    1.19   Re-engineered Software ............................................2
    1.20   Software ..........................................................2
    1.21   Software License ..................................................2
    1.22   Third Party Software ..............................................3
    1.23   Transition Services Agreement .....................................3

ARTICLE 2  -  ACS SERVICES ...................................................3

     2.1   ACS Services ......................................................3
     2.2   Opportunity to Bid ................................................4
     2.3   Acquisitions By Associated ........................................4
     2.4   Control of Resources ..............................................4
     2.5   Transfer of Software ..............................................5
     2.6   Third Party and ACS Licensed Software .............................5
     2.7   Associated Software and Modifications to Software .................5
     2.8   Performance Standards .............................................6
     2.9   Transition Services Agreement .....................................6
    2.10   Joint Quarterly Meetings ..........................................6
    2.11   Covenant Not-to-Compete ...........................................7
    2.12   Other ACS Obligations .............................................7

ARTICLE 3  -  ASSOCIATED OBLIGATIONS .........................................7

     3.1   Associated Obligations ............................................7
     3.2   Other Associated Obligations ......................................7

ARTICLE 4  -  PERSONNEL ......................................................7

     4.1   Initial ACS Hiring ................................................7
     4.2   Delayed Termination Employees .....................................8
     4.3   ACS Account Manager ...............................................8
     4.4   Replacement of Personnel ..........................................8
     4.5   Requirements for Supervisory ACS Personnel ........................9
     4.6   Right to Direct ACS Personnel .....................................9
     4.7   Employment Rights upon Termination ................................9
     4.8   Replacement Skills ...............................................10
     4.9   Hiring of Employees ..............................................10

ARTICLE 5  -  ACS CHARGES ...................................................10

     5.1   Charges ..........................................................10
     5.2   Cost of Living Adjustment ........................................10
     5.3   Sales and Use Tax ................................................11
     5.4   No Withholding of Payments or Services ...........................12
     5.5   Information and Reports ..........................................12
     5.6   Verification of Information ......................................12

ARTICLE 6  -  TERM OF AGREEMENT .............................................13

     6.1   Term .............................................................13

ARTICLE 7  -  TERMINATION ...................................................13

     7.1   Termination for Cause ............................................13
     7.2   Termination for Nonpayment .......................................14
     7.3   Termination for Insolvency .......................................14
     7.4   Assistance Upon Termination ......................................14
     7.5   Liquidated Damages ...............................................15
     7.6   Termination for Convenience ......................................15
     7.7   Continuing Force Majeure .........................................15

ARTICLE 8  -  INDEMNITY AND LIABILITY .......................................16

     8.1   Correction of Data ...............................................16
     8.2   Limitation of Liability ..........................................16
     8.3   General Indemnity ................................................17
     8.4   Intellectual Property Indemnification  ...........................17
     8.5   Indemnification Procedures .......................................17

ARTICLE 9  -  CONFIDENTIALITY, ASSOCIATED'S DATA AND SECURITY ...............17

     9.1   Confidentiality ..................................................17
     9.2   Associated's Data ................................................18
     9.3   Security for Data Center .........................................18
     9.4   Audit Rights .....................................................18

ARTICLE 10 -  MISCELLANEOUS .................................................19

    10.1   Dispute Resolution ...............................................19
    10.2   Assignment .......................................................22
    10.3   Notices ..........................................................22
    10.4   Relationship of Parties ..........................................23
    10.5   Force Majeure ....................................................23
    10.6   Severability .....................................................24
    10.7   Entire Agreement .................................................24
    10.8   No Third-Party Rights ............................................24
    10.9   Attorney's Fees ..................................................24
   10.10   Approvals and Similar Actions ....................................24
   10.11   ACS' Costs .......................................................24
   10.12   Governing Law ....................................................24

SCHEDULES
- ---------

SCHEDULE A  -  ACS SERVICES .................................................27
SCHEDULE B  -  DATA NETWORK CONFIGURATION ...................................30
SCHEDULE C  -  ACS LICENSED SOFTWARE ........................................31
SCHEDULE D  -  PERFORMANCE STANDARDS ........................................32
SCHEDULE E  -  OBLIGATIONS OF ASSOCIATED ....................................34
SCHEDULE F  -  PERSONNEL ....................................................36
SCHEDULE G  -  ACS CHARGES...................................................37

                    AGREEMENT FOR DATA PROCESSING SERVICES

     THIS AGREEMENT FOR DATA PROCESSING SERVICES ("Agreement"), dated January 31, 1992, is made and entered into by and between ASSOCIATED STATIONERS, INC., a Delaware corporation ("Associated"), and AFFILIATED COMPUTER SERVICES, INC., a Delaware corporation ("ACS").

     WHEREAS, Associated has agreed to engage ACS, and ACS has agreed to be engaged, to provide systems migration and data processing services to Associated in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, ACS and Associated agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

     As used herein, the following terms shall have the meanings set forth below:

     1.1  "AAA" shall mean the American Arbitration Association as defined in
           ---
Section 10.1 of this Agreement.

     1.2  "ACS Account Manager" is defined in Section 4.3 of this Agreement.
           -------------------

     1.3  "ACS Data Center" shall mean one or more of ACS' mainframe computer
           ---------------
centers as designated by ACS; provided, however, that any redesignation will require Associated's consent if such redesignation would cause (a) an increase in the taxes payable by Associated under Section 5.3 or (b) a degradation in the quality of the ACS Services.

     1.4  "ACS Licensed Software" shall mean software systems licensed by third
           ---------------------
party vendors to ACS and made available to Associated by ACS pursuant to
Section 2.6 of this Agreement, the current listing of such systems being set forth in Schedule C attached hereto.

     1.5 "ACS Network Portion" is defined in Section 5(b) of Schedule A attached hereto.

     1.6  "ACS Services" shall mean the system migration and data processing
           ------------
services which ACS will provide to Associated during the term of this Agreement as specified in Article 2, including Schedule A attached hereto.

     1.7 "Affiliate" shall mean, with respect to any person or entity, any
          ---------
person or entity which, directly or indirectly, controls, is controlled by, or under common control with such person or entity.

     1.8   "Associated Facility" shall mean the corporate office facility
            -------------------
occupied by Associated, wherever located during the term of this Agreement, to be initially located in Itasca, Illinois.

     1.9   "Associated Software" shall mean any software systems owned by
            -------------------
Associated, including software systems developed by ACS during the term of this Agreement on behalf of and at the expense of Associated.

     1.10  "BCOP" shall mean Boise Cascade Office Products Corporation, a
            ----
Delaware corporation.

     1.11  "BCOP Data Center" shall mean the data center facility owned and
            ----------------
operated by BCOP and located in Itasco, Illinois.

     1.12  "Boise Cascade" shall mean Boise Cascade Corporation, a Delaware
            -------------
corporation.

     1.13  "Damages" is defined in Section 8.3 of this Agreement.
            -------

     1.14  "Data Network" shall mean Associated's data telecommunications
            ------------
network.


     1.15  "Delayed Termination Employees" is defined in Section 4.2 of this
            -----------------------------
Agreement.

     1.16  "Disputed Matter" is defined in Section 10.1 of this Agreement.
            ---------------

     1.17  "Effective Date" shall mean the date of this Agreement.
            --------------

     1.18  "Performance Standards" is defined in Section 2.8 of this Agreement.
            ---------------------

     1.19  "Re-engineered Software" shall mean the BCOP software systems to be
            ----------------------
re-engineered by BCOP, as described in Section 4.4.4 of the Transition Services Agreement.

     1.20  "Software" shall mean the software systems licensed by BCOP to
            --------
Associated pursuant to the Software License and includes the Re-engineered Software, all as described in Section 4.4 of the Transition Services Agreement.

     1.21  "Software License" shall mean the perpetual license by BCOP of the
            ----------------
Software pursuant to that certain Software License Agreement described in
Section 4.4.3 of the Transition Services Agreement.

     1.22  "Third Party Software" shall mean software systems licensed by third
            --------------------
party vendors to Associated and operated by ACS on behalf of Associated.

     1.23  "Transition Services Agreement" shall mean that certain Transition
            -----------------------------
Services Agreement, dated as of the date hereof, entered into among Boise Cascade, BCOP and Associated.


                                   ARTICLE 2
                                 ACS SERVICES


     2.1   ACS Services.  ACS will provide to Associated the ACS Services
           ------------
described in Schedule A attached hereto in accordance with the terms set forth in this Agreement and the Schedules attached hereto, which ACS Services shall consist generally of the following:

     (a) Services provided in cooperation with BCOP in order to effect the migration of the Software and certain data processing operations (specified in Schedule A) from the BCOP Data Center to the ACS Data Center, as described in Section 4.4 of the Transition Services Agreement;

     (b) Services provided in connection with conversion of Associated's data processing from the Software to the Re-engineered Software, as described in Section 4.4 of the Transition Services Agreement;

     (c) Mainframe data processing and related services, including applications software maintenance and development;

     (d) Management services for the Data Network (currently configured as described in Schedule B);

     (e)   Disaster recovery services as described in Schedule A; and

     (f) The implementation of the Software, the Third Party Software, ACS Licensed Software and any Associated Software.


     Subject to the provisions of Section 2.3 below, during the term of this Agreement ACS shall be the exclusive third party provider of (i) the management services for the ACS Network Portion of the Data Network described in Schedule B, (ii) all of Associated's requirements for IBM MVS mainframe (or plug - compatible equivalent) data processing services (excluding, however, Associated's payroll processing and data base and other incidental mainframe data processing), and (iii) management of all application programming functions for the Software or any replacement for the Software, whether developed by ACS or not, provided however, that management of any such application programming functions for any such replacement of the Software would commence only upon its implementation on an ACS IBM MVS mainframe processor.

     2.2   Opportunity to Bid.  Associated will present ACS with an opportunity
           ------------------
to bid on data processing related services that are not provided for in this Agreement, including, without limitation, services related to Associated's telecommunication networks other than the ACS Network Portion. Such opportunity shall be on a basis comparable to bids solicited from other vendors. If Associated does not select ACS to perform such services (which selection shall be made by Associated in its sole discretion), then Associated will ensure that any third party - provided services shall not interfere with ACS' ability to provide ACS Services pursuant to this Agreement or directly or indirectly increase ACS' costs associated with such provision unless, in either case, Associated compensates ACS therefor. ACS will cooperate with any such vendor as reasonably necessary. ACS acknowledges that Associated has entered into an agreement with EDS pursuant to which EDS will perform a consulting study with respect to Associated's information systems plan and that EDS may perform certain services pending the outcome of such consulting study.

     2.3  Acquisitions by Associated.  Notwithstanding the exclusivity
          --------------------------
provisions of Section 2.1 above, in the event Associated acquires one or more additional businesses during the term of this Agreement, the management services for the ACS Network Portion of the Data Network and the IBM MVS mainframe (or plug-compatible equivalent) data processing services provided to the acquired business, either on an in-house basis or by third party, shall not be subject to the exclusivity provisions of this Agreement unless and until Associated elects
(a) in the case of a contract with a third party, to terminate or allow such contract to expire (unless Associated then causes the acquired business to provide such services on an in-house basis); or (b) in the case of an in-house system, to contract with a third party for such services. In the event Associated acquires a business operating an in-house data center, Associated may elect to convert the data processing operations of that business to the ACS
Data Center and ACS will purchase the computer hardware remaining in such in-house data center at fair market value. ACS will allow Associated to convert such processing to the ACS Data Center at the lesser of the best rates then being provided by ACS to any comparably sized customer (based on the combined resource utilization that Associated will be running in the ACS Data Center after the conversion from the in-house system), or the incremental charges as shown in Schedule G.

     2.4   Control of Resources.  Except as otherwise provided in Article 4 of
           --------------------
this Agreement, during the term of this Agreement ACS will have the exclusive right to manage all ACS resources utilized in providing the ACS Services as ACS deems appropriate, including, without limitation, the right to relocate and substitute computer equipment, personnel and other resources and to change computer configurations and procedures; provided, however that if any such change or relocation would affect Associated's business (other than in a trivial manner) or adversely affect the ACS Services, ACS will consult with Associated prior to such change or relocation and ACS and Associated will by mutual agreement reached through good faith negotiations make decisions with respect to any such change or relocation.

     2.5  Transfer of Software.  Associated hereby assigns to ACS the Software
          --------------------
License entered into by Associated and BCOP pursuant to Section 4.4 of the Transition Services Agreement. During the term of this Agreement, ACS shall have all rights and obligations as licensee under the Software License and, upon termination of this Agreement in accordance with the terms hereof, ACS shall assign the Software License to Associated. In the event of any assignment by ACS to Associated pursuant to this Section 2.5, Associated agrees that it will accept such assignment and assume such obligations. ACS' performance of its obligations under this Agreement shall be excused to the extent (a) ACS' rights with respect to the Software License are impaired as a result of acts or omissions of any person or entity other than ACS, and (b) such impaired rights affect ACS' performance of its obligations. The provisions of this Section 2.5 shall survive any termination or expiration of this Agreement.

     2.6  Third Party and ACS Licensed Software. Associated retains the right
          -------------------------------------
and responsibility to determine if any Third Party Software is required by Associated and, if so, Associated will negotiate directly with the appropriate vendor to obtain a license permitting ACS to install and operate the Third Party Software in the ACS Data Center on behalf of Associated. If Associated obtains such a license Associated retains all license and maintenance fee obligations for such Third Party Software. At its option, Associated may request that ACS assist Associated in acquiring licenses to Third Party Software. Such assistance will include ACS' commitment to provide at least five (5) year financing for any license and maintenance fees associated with such license
(but never to extend beyond the Agreement term) on mutually agreed terms (including the right of ACS to receive a reasonable financing fee). ACS will make the ACS Licensed Software identified on Schedule C available for use on behalf of Associated at no additional charge to Associated. ACS will notify Associated in writing from time to time of deletions or additions to ACS Licensed Software available to Associated. If ACS Licensed Software being used by Associated will no longer be available, ACS will provide sufficient notice to Associated in order to allow Associated to assess the impact of any such change and provide for appropriate action, including retraining. ACS will provide a conversion to a comparable substitute ACS Licensed Software at no charge to

Associated and with minimal diversion of the ACS Account Team resources.

     2.7   Associated Software and Modifications to Software. From time to time
           -------------------------------------------------
during the term of this Agreement ACS may (a) develop software systems for and on behalf of Associated pursuant to Section 2.1(c), which systems are defined herein as Associated Software and (b) at the direction of Associated, modify the Software. The Associated Software and all modifications to any portion of the Software will be developed by ACS or ACS' subcontractors on a "work for hire" basis so that Associated shall own all right, title and interest in and to the the Associated Software and any such modifications to the Software, including, without limitation, all copyright entitlements.

     2.8   Performance Standards. The ACS Services will meet or exceed (a)
           ---------------------
performance standards set forth on Schedule D and (b) other performance standards established by the parties within six months after the Effective Date pursuant to good faith negotiations (collectively, "the Performance Standards"). The Performance Standards to be established after the Effective Date will ensure that the quality, accuracy, timeliness and responsiveness of the ACS Services are at least equal to the same characteristics of services previously provided by BCOP. By way of illustration only, such Performance Standards may measure (i) the following operational performance matters: systems availability and accuracy; internal systems response time; the availability and accuracy of regularly scheduled reports; and routine problem resolution (including Help Desk response time); and (ii) the following application support functions: routine application software error correction (including the reporting, correction and tracking of routine application software errors) and the performance of maintenance and enhancement tasks within specified time periods. In addition to the foregoing Performance Standards, upon the implementation of new systems or technologies used to provide ACS Services the parties will through good faith negotiations establish additional Performance Standards that correspond to such new systems and technologies. Upon establishment of additional Performance Standards, the parties will supplement and amend Schedule D accordingly, whereupon Schedule D, as so supplemented and amended, will be deemed for all purposes to be substituted as of the date thereof for Schedule D attached hereto.

     2.9   Transition Services Agreement. Associated will, at its expense, use
           -----------------------------
its best commercially reasonable efforts to enforce its rights, and satisfy its obligations, under the Transition Services Agreement, including, without limitation, taking such actions as ACS may reasonably request of Associated. ACS' performance of its obligations under this Agreement shall be excused to the extent affected by any act or omission of any party to the Transition Services Agreement.

     2.10  Joint Quarterly Meetings.  Senior management of ACS and Associated
           ------------------------
will meet on at least a quarterly basis (and at other times upon the reasonable request of either party, with reasonable prior notice to the other party), at specific times and places mutually agreed upon, for the purpose of reviewing ACS' performance of the ACS Services and participating in planning sessions related to Associated's future technology needs and direction.

     2.11  Covenant Not-to-Compete.  During the term of this Agreement if ACS or
           -----------------------
any of its Affiliates intend to provide data processing services using the Software (including any component part of the Software) or involving and ACS employees who is part of or was formerly part of the ACS Account Team, ACS will obtain the written consent of Associated prior to providing such services. Associated's consent will not be unreasonably withheld and its determination shall be based solely on whether the prospective ACS customer competes with Associated's or BCOP's respective businesses or whether such provision of services would cause Associated to be in breach or violation of its obligations to BCOP as in existence on the date of this Agreement. ACS agrees that is ACS proposes to provide data processing services to United Stationers, Stationers Distributing or S.P. Richards Company, ACS will notify Associated of such fact at least twenty-four (24) hours prior to entering into a contract for such services. During the term of this Agreement neither ACS nor its Affiliates will compete with Associated in the wholesale office supplies distribution business, provided that within ninety (90) days of the Effective Date Associated and ACS' Affiliate, Precept Business Products, Inc., shall have reached an agreement whereby such Affiliate is offered Associated's "end-column pricing" status (reflecting appropriate transportation charges) on sales of office supplies to end users. This Section 2.11 shall survive any termination or expiration of this Agreement for purposes of ACS' agreement not to provide data processing services using the Software.

     2.12  Other ACS Obligations. ACS assumes no obligations or liabilities of
           ---------------------
Associated except as expressly provided in this Agreement or in the Schedules attached hereto.

                                   ARTICLE 3
                            ASSOCIATED OBLIGATIONS

     3.1   Associated Obligations. Associated will assume or retain the
           ----------------------
obligations set forth in Schedule E attached hereto.

     3.2   Other Associated Obligations. Associated assumes no obligations or
           ----------------------------
liabilities of ACS except as expressly provided in this Agreement or in the Schedules attached hereto.

                                   ARTICLE 4
                                   PERSONNEL

     4.1   Initial ACS Hiring. As of a date to be determined by ACS and
           ------------------
Associated (but not later than thirty (30) days following the Effective Date), ACS will hire or assign a permanent account manager, as described in Section 4.3, and two additional senior level programmers, to be located at the Associated Facility.

     4.2   Delayed Termination Employees. ACS will offer employment to, and
           -----------------------------
employ (should an offer of employment be accepted), the BCOP employees listed on Schedule F attached hereto, identified as "Delayed Termination Employees" in
Section 3.4 of the Transition Services Agreement, as of the date specified therein and in accordance with the terms thereof. The sum of the initial total compensation payable to each Delayed Termination Employee shall be approximately equal to the sum of the total compensation most recently paid to such employee by BCOP. ACS will provide benefits to the Delayed Termination Employees which are comparable to the standard Associated employee benefits (except that ACS' 401(k) savings plan provides for discretionary employer contributions). ACS will establish a bonus pool for the ACS Account Team on such basis as ACS determines is appropriate. As of the date of hire by ACS, such employees will be transferred to the Associated Facility at no additional cost to Associated (provided BCOP is responsible for any costs associated with shipping of furniture or equipment).

     4.3   ACS Account Manager. ACS will designate, and during the term of this
           -------------------
Agreement will maintain, a senior and experienced representative of ACS (the "ACS Account Manager"), who will (a) have overall management responsibility for ACS' performance of its obligations under this Agreement and (b) act as a liaison with Associated. The ACS Account Manager shall report to an Associated representative designated, from time to time, by Associated. The ACS Account Manager is required to devote all of his or her working time to his or her responsibilities under this Agreement and will be located at the Associated Facility. Except as a result of resignation, death, disability, or termination of employment, ACS shall, prior to replacing the ACS Account Manager, notify Associated in writing on or before thirty (30) days prior to the date of replacement. The notice shall also identify the individual proposed to be designated as a replacement.

     4.4   Replacement of Personnel. If Associated reasonably and in good faith
           ------------------------
determines that it is not in the best interest of Associated for any employee of ACS to continue to provide ACS Services under this Agreement, then Associated shall give ACS written notice thereof, specifying the reasons therefor, and requesting that the employee be replaced or reassigned. Promptly after its receipt of such a request by Associated, ACS shall investigate the matters stated in the request and, unless it determines that Associated's concerns are manifestly unreasonable, shall replace the employee with an individual of suitable ability and qualifications. Associated's determination that it is not in its best interest to allow such an employee to continue providing ACS Services shall not be based on an improper or illegal reason.

     4.5   Requirements for Supervisory ACS Personnel. ACS shall cause each of
           ------------------------------------------
its supervisory personnel assigned to the ACS Account Team (including the ACS Account Manager) to devote his or her full time and effort to the provision of ACS Services. Before assigning an individual to any of these positions, whether the individual is being initially assigned or subsequently assigned, ACS shall notify Associated of the proposed assignment, shall introduce the individual to appropriate Associated representatives, and shall provide Associated with a resume and any other information about the individual that Associated may reasonably request. If, after being notified thereof, Associated reasonably and in good faith objects to the proposed assignment within ten (10) business days, then ACS shall not assign the individual to the proposed position and shall propose to Associated the assignment of another individual of suitable ability and qualifications. Associated's objection to a proposed assignment shall not be based on an improper or illegal reason.

     4.6   Right to Direct ACS Personnel. Associated reserves the right to
           -----------------------------
direct the following with respect to ACS Account Team personnel: (a) overall objectives, (b) priorities for the accomplishment of objectives, (c) design standards, (d) technical direction, (e) development strategies, and (f) within reason, the location at which such personnel perform ACS Services (provided, with respect to clause (f) only, that Associated pays all associated reasonable and necessary increased costs to ACS). ACS will be entitled to rely upon such directions and will incur no liability in so relying, provided that at the time of direction ACS notifies Associated in writing (unless not reasonably necessary) that such direction may result in the failure to satisfy the Performance Standards.

     4.7   Employment Rights upon Termination. On or after the termination or
           ----------------------------------
expiration of this Agreement in accordance with the terms hereof, Associated shall have the right to make offers of employment to, and employ, any person who performs or supervises or who has performed or supervised the services provided by ACS under this Agreement, including any then current employee of ACS. Promptly after either party sends the other party written notice of termination or expiration, ACS agrees to supply Associated, without charge, the names and other nonconfidential information reasonably requested by Associated for the purpose of exercising its rights under this Section 4.7. ACS agrees not to enter into any agreement or adopt any employee policy or benefit that would unreasonably restrict Associated's ability to exercise its rights under this
Section 4.7. During the term of this Agreement nothing shall prohibit Associated from employing any person who initially responded to a public advertisement or other widely disseminated employment notice; provided, however, that if such person is a member of the ACS Account Team, Associated and ACS will cooperate with each other to ensure no disruption in the ACS Services and to minimize any adverse effect on ACS or Associated. The provisions of this
Section 4.7 shall survive any termination or expiration of this Agreement.

     4.8   Replacement Skills. ACS will use its best commercially reasonable
           ------------------
efforts to insure that each ACS employee assigned to perform ACS Services in replacement of another ACS employee will possess skills comparable to the skills of the ACS employee being replaced or with such skills as Associated and ACS may agree are appropriate under the circumstances.

     4.9   Hiring of Employees. Subject to Section 4.7, during the term of this
           -------------------
Agreement Associated shall not offer employment to or employ any person employed then or within the preceding twelve (12) months by ACS, its parent corporation or any subsidiary of ACS' parent corporation, and Associated will not knowingly so offer to employ or employ any person employed then or within the preceding twelve (12) months by any regular ACS subcontractor (except for CSC Partners) which has materially participated in providing Associated the ACS Services. This
Section 4.9 shall not prohibit Associated from offering employment to and employing any person in a position in which such person does not perform or supervise data processing or services related to data processing (and such person may perform any services for Associated beginning one year from employment by Associated); provided that Associated did not initiate contact with such person for purposes of making an employment offer and if such person is a member of the ACS Account Team, Associated and ACS will cooperate with each other to ensure no disruption in the ACS Services and to minimize any adverse effect on ACS or Associated. During the term of this Agreement ACS shall not offer employment to or employ any person employed then or within the preceding twelve (12) months by Associated, its parent corporation or any subsidiary of Associated's parent corporation.


                                   ARTICLE 5
                                  ACS CHARGES

     5.1   Charges. Associated will pay ACS the monthly and other charges set
           -------
forth in Schedule G attached hereto. Such charges shall be due and payable no later than thirty (30) days after Associated's receipt of invoice, which invoice shall contain the information specified in Section 5.5. Subject to Section 5.4, any amount not paid within such period shall bear interest at a rate of 1-1/2% per month, but in no event to exceed the highest lawful rate of interest.

     5.2  Cost of Living Adjustment.  During the term of this Agreement a Cost
          -------------------------
of Living Adjustment shall apply to that portion of the ACS Monthly Base Charges which represents the compensation payable to the ACS Account Team and a percentage thereof reflecting ACS' benefits costs as shown in Schedule G. The Cost of Living Adjustment will be based on the Consumer Price Index - All Urban Consumers (1982-84 = 100) published by the Bureau of Labor Statistics (the "Index"). The applicable charges shall be subject to annual increases, beginning January 1, 1993, equal to the aggregate cumulative percentage increase, if any, that the Index increases over the published Index for the period ending on December 31 of each preceding year; provided, however, that no such annual increases in ACS charges shall be applicable unless the annual Index increase is three percent (3%) or higher for the applicable annual period.

    5.3  Sales and Use Tax.  Associated shall be solely responsible for all
         -----------------
sales, use or similar taxes, if any, payable with respect to the ACS Services and shall pay any such taxes to ACS no later than thirty (30) days after Associated's receipt of invoice. However, under no circumstances shall Associated be required to reimburse ACS for ACS' property taxes, franchise taxes, any taxes based on net worth, net income taxes or any taxes substituted for such taxes, including, without limitation, Michigan's single business tax, Indiana's gross income, supplemental net income and intangible taxes, Illinois' corporation and replacement income tax and Tennessee's corporation excise tax. Associated hereby indemnifies and holds ACS harmless from and against the ultimate tax liability of any and all sales, use or similar taxes, including any penalties or interest thereon. ACS will allow Associated to control any challenge to, settlement of or payment of any amounts deemed payable by such government authority as a result of an audit or inquiry, and will cooperate with all reasonable requests by Associated for Acs to assist in challenging, settling any paying such amounts; provided, however, that Associated takes all appropriate actions to remove at, Associated's expense, any liens or other encumbrances placed on assets of ACS as a result of any contested assessment of sales, use or similar tax liability related to the ACS Services provided under this Agreement. No later than three (3) business days prior to the date that any assessment of tax hereunder is due, Associated will instruct ACS whether ACS is to pay the assessment when due (in which case Associated will advance ACS the necessary funds) or whether Associated will protest such payment (in which case Associated will assume responsibility for challenging, settling and paying any taxes, penalties and interest when ultimately due). The parties shall cooperate with each other to minimize any applicable sales, use or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information (including, without limitation, resale certificates, multi-state exemption certificates, information concerning the use of assets and materials and notices of assessments, ect.). ACS shall provide to Associated any notice of assessment (or similar legal notice) where Associated may be liable under this Agreement for such taxes prior to expiration of an exercisable right with respect thereto; provided, however, that if ACS fails to give such notice to Associated, Associated shall nevertheless be responsible for all assessed taxes, interest and penalties except to the extent Associated was prejudiced by ACS' failure to provide such notice in a timely manner. The provisions of this Section 5.3 shall survive any termination or expiration of this Agreement.

     5.4   No Withholding of Payments or Services. In the event any dispute
           --------------------------------------
arises between ACS and Associated with respect to the ACS Services or this Agreement, the parties shall promptly undertake to resolve such dispute, but Associated shall not be entitled to withhold timely payment of applicable charges under this Agreement pending resolution of such dispute and ACS shall not be entitled to reduce or suspend the ACS Services except pursuant to Section
7.2 or upon any other termination of this Agreement in accordance with the terms hereof. Notwithstanding the foregoing, if Associated reasonably and in good faith determines that a billing error has occurred in an ACS invoice or ACS has billed Associated for services or cost reimbursements not contemplated by this Agreement and ACS and Associated are unable to resolve such error prior to the date the invoice payment is due, Associated shall be entitled to pay the amount considered to be in error into an interest bearing escrow account designated by ACS where such amount shall be held until the dispute is resolved. The escrow account shall be maintained by a financial institution insured by the FDIC that is not an Affiliate of ACS or Associated. This escrow right applies only with respect to billing errors and charges for services or cost reimbursements not contemplated by this Agreement. Under no other circumstances will Associated be entitled to withhold payment of invoices.

     5.5   Information and Reports. With ACS' delivery of each invoice to
           -----------------------
Associated for payment by Associated, ACS will provide to Associated a report or reports describing in reasonably complete detail (a) Associated's use of ACS resources in units of measurement used to calculate the invoice amount, and (b) information reasonably necessary to ascertain ACS' attainment or non-attainment of the Performance Standards. ACS will also provide Associated with such other information and reports concerning Associated's data, the ACS Services and other matters relating to this Agreement at the times and in the manner as the parties may mutually agree. All reports and information delivered to Associated pursuant to this Section 5.5 shall be in a format determined by mutual agreement. ACS will maintain appropriate procedures and supporting documentation and will maintain and provide access to records as reasonably required by Associated to permit Associated to verify that the manner and method of measuring, accounting and charging for the ACS Services is in accordance with Schedule G and the other terms of this Agreement and to permit Associated to verify the accuracy of the ACS charges, such ACS obligations to survive for one (1) year following any termination or expiration of this Agreement.

     5.6  Verification of Information.  The parties acknowledge that their
          ---------------------------
respective obligations under this Agreement, the ACS Services to be provided by ACS and the charges therefor are based, in part, upon the information furnished by BCOP and Associated to ACS, and by BCOP to Associated, certain of which information has not been independently verified by ACS or, in some cases, by Associated. To the extent that it is discovered, within sixty (60) days after completion of the migration described in Schedule A, that the information previously furnished concerning the data processing operations of Associated is inaccurate or incomplete, the parties will negotiate in good faith to make appropriate adjustments to the provisions of this Agreement, including the provisions relating to the charges to be paid to ACS under this Agreement, the Performance Standards and the ACS Services to be provided under this Agreement.


                                   ARTICLE 6
                               TERM OF AGREEMENT

     6.1  Term.  The term of this Agreement shall commence on the Effective Date
          ----
and shall end on July 31, 2002 (the "Expiration Date") unless terminated earlier in accordance with the provisions of this Agreement. This Agreement will automatically renew for up to two (2) successive one (1) year renewal terms unless either party notifies the other in writing 180 days prior to the end of the original or any renewal term of this Agreement.


                                   ARTICLE 7
                                  TERMINATION

     7.1  Termination for Cause.  In the event of a material breach of this
          ---------------------
Agreement by either party (except for default in payments to ACS governed by Section 7.2 hereof), which breach shall not be substantially cured within ninety (90) days after written notice is given to the breaching party specifying the breach in reasonable detail, then the party not in breach may terminate this Agreement by giving written notice to the breaching party. Each of ACS and Associated agree to proceed diligently to cure its breach or material breach of this Agreement upon occurrence thereof. Failure of the party in material breach to diligently proceed to cure such breach shall allow the party not in breach to immediately terminate this Agreement, provided the party in material breach has been notified in writing of the basis on which the other party believes the party in material breach is not proceeding diligently and the party in material breach fails to proceed diligently within twenty-four (24) hours of receipt of the latter notice. Failure of a party in breach (but not material breach) to diligently proceed to cure such breach shall allow the party not in breach to immediately seek relief directly from an arbitration panel pursuant to Section 10.1(c) hereof.

     7.2   Termination for Nonpayment. Subject to Associated's ability to
           --------------------------
escrow payments, on a limited basis, pursuant to Section 5.4, in the event that Associated defaults in the payment when due, as set forth in Section 5.1, of any amount due to ACS hereunder and does not cure such default within fifteen (15) days, then ACS may cease providing the ACS Services upon ten (10) days' prior written notice (which notice may be given ten days prior to expiration of such 15-day period). Associated's failure to pay any amount owed within fifteen (15) days after ACS ceases providing the ACS Services shall constitute a material breach of this Agreement by Associated and ACS may then terminate this Agreement upon written notice to Associated.

     7.3   Termination For Insolvency. In the event that either party hereto
           --------------------------
becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations, then the other party hereto may, by giving written notice thereof to such party terminate this Agreement as of a date specified in such notice of termination.

     7.4   Assistance Upon Termination. Upon expiration of the term of this
           ---------------------------
Agreement or upon termination of this Agreement in accordance with the terms hereof, provided that Associated has paid all amounts then due ACS pursuant to this Agreement, including any liquidated damages pursuant to Section 7.5, ACS will (a) use all reasonable efforts to assist Associated in effecting a transition of the ACS Services to Associated or another vendor chosen by Associated, (b) promptly return to Associated, in the format and on the media reasonably requested by Associated, all of Associated's data held by ACS, (c) when directed by Associated to do so, delete all of Associated's data in ACS' possession from any tapes or other data storage media in ACS' possession, and
(d) assign Associated all rights to the Software License, as contemplated by
Section 2.5. ACS shall be paid applicable charges for ACS Services rendered through final termination of this Agreement. Provided that this Agreement has not terminated in accordance with Section 7.7 or pursuant to ACS' material breach and failure to cure in accordance with Section 7.1, ACS will be reimbursed its reasonable out-of-pocket direct costs incurred on behalf of Associated in providing the termination services. Upon expiration or termination of this Agreement for any reason Associated shall reassume all responsibility for the licenses and maintenance obligations related to the Software and Third Party Software and costs and operation of the ACS Portion of the Data Network. The provisions of this Section 7.4 shall survive any termination or expiration of this Agreement.

      7.5  Liquidated Damages.  In the event this Agreement is terminated by ACS
           ------------------
prior to the expiration of the term hereof pursuant to Sections 7.1, 7.2 or 7.3 hereof, ACS shall be entitled to receive, and Associated agrees to pay, liquidated damages equal to eighty percent (80%) of the remaining Monthly Base Charges ACS would have been paid for the remainder of the Agreement term in accordance with Schedule G. Associated acknowledges that such amount represents liquidated damages based on ACS' long-term resource commitments under this Agreement and such amount does not represent a penalty to Associated.

      7.6  Termination For Convenience.  Associated shall have the right to
           --------------------------
terminate this Agreement without cause after the fourth (4th) anniversary of the Effective Date only in the event that Associated or Associated's business is acquired by or merges with a third party which following such acquisition or merger actively conducts Associated's business operations and such acquiror converts Associated's data processing operations from the ACS Data Center to an in-house data center owned and operated by the acquiror, or such acquiror is a party to an existing outsourcing contract with a third party vendor and such acquiror converts Associated's data processing operations from the ACS Data Center to the system being operated by the vendor on behalf of the acquiror. Associated's right to terminate this Agreement without cause pursuant to this
Section 7.6 shall require at least one (1) year prior written notice to ACS delivered at any time on or after the fourth (4) anniversary of the Effective Date and such termination shall only be effective if (a) Associated shall have paid ACS a termination fee of $11 million or, if less, a termination fee equal to the amount Associated would owe ACS pursuant to Section 7.5 hereof, (b) all amounts due and payable by Associated to ACS for ACS Services through the effective date of such termination shall have been paid or otherwise provided for in accordance with this Agreement, and (c) all preferred stock of Associated Holdings, Inc. and accrued and unpaid dividends thereon (or Associated Holdings, Inc. indebtedness into which such preferred stock may have been converted) held by ACS shall have been redeemed or purchased from ACS or paid in full. The termination fee payable pursuant to this Section 7.6 shall be payable by Associated upon the effective date of termination of ACS Services, provided that Associated provides reasonable assurance of payment to ACS at least ninety (90) days prior to the proposed termination date.

      7.7  Continuing Force Majeure.  If any of the events set forth in Section
           ------------------------
10.5 (Force Majeure) prevent ACS from providing basic functional ACS Services to Associated within twenty-four (24) hours of the occurrence, either directly or indirectly through a disaster recovery facility or other means, Associated shall be entitled to obtain such services on a temporary basis from another vendor. ACS shall use its best commercially reasonable efforts to arrange for such temporary processing at the earliest practical time and at the ACS's expense and such services shall be comparable to the ACS Services. Notwithstanding anything in this article 7 to the contrary, Associated may terminate this Agreement by written notice to ACS if ACS is prevented from restoring basic functional ACS Services to Associated within ninety (90) days. ACS and Associated will in good faith negotiate and agree, within ninety (90) days of the Effective Date, an arrangement reasonably satisfactory to ACS, Associated and Associated's business interruption insurance carrier providing for Associated's ability to access the Software under emergency circumstances, provided that each of ACS and Associated acknowledge the need for adequate safeguards to protect their respective proprietary information and contractual rights.

                                   ARTICLE 8
                            INDEMNITY AND LIABILITY

      8.1  Correction of Data.  ACS will use due care and diligence in providing
           ------------------
the ACS Services and will, as necessary and at ACS' expense, correct and data, reports, files and other tangible work product containing errors to the extent such errors were caused by ACS. The expense to ACS of correcting such work product shall be the only responsibility of ACS in connection with such errors except as provided in Section 8.2. The provisions of this Section 8.1 shall survive any termination or expiration of this Agreement.

      8.2  Limitation of Liability.  Except as provided in this Section 8.2,
           -----------------------
ACS's liability to Associated for monetary damages as a result of ACS' breach of this Agreement for any reason, including material default in performance of ACS Services, shall not exceed $600,000, plus the amount, if any, covered by ACS' errors and omissions insurance policy and/or any other applicable insurance policies if then in effect (without regard to deductibles or co-insurance). The foregoing limit of liability shall not apply in the event of (a) ACS' liability under the following provisions: Section 2.5 (Transfer of Software), Section 2.7 (Associated Software), Section 2.11 (Covenant Not-to-Compete), Section 4.7 (Employment Rights Upon Termination), Section 5.3 (Sales Tax), Section 8.3 (General Indemnity), Section 8.4 (Intellectual Property Indemnity), and Section
9.1 (Confidentiality), or (b) ACS' intentional relinquishment of all or substantially all of its responsibilities and obligations under this Agreement other than pursuant to the terms hereof. Nothing herein shall be deemed to preclude Associated's right to file claims in any bankruptcy or similar proceeding in the event of Associated's termination of this Agreement pursuant to Section 7.3 hereof. No action arising out of any claimed breach of the Agreement may be brought by either party more than two (2) years after the cause of action accrued. The provisions of this Section 8.2 shall survive any termination or expiration of this Agreement.

     8.3   General Indemnity. Associated agrees to indemnify, defend and hold
           -----------------
ACS and its respective directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by such entities by reason of or resulting from any obligations or liabilities of Associated not expressly assumed herein by ACS. ACS agrees to indemnify, defend and hold Associated and its respective directors, officers, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by such entities by reason of or resulting from any obligations or liabilities of ACS not expressly assumed herein by Associated. The provisions of this Section
8.3 shall survive any termination or expiration of this Agreement.

     8.4   Intellectual Property Indemnity.  ACS and Associated will each
           -------------------------------
indemnify, defend and hold the other harmless from and against any and all Damages, whether asserted during or after the term of this Agreement, arising from or related to any actual or alleged infringement or violation by such indemnifying party of trade secret, copyright, trademark, service mark, patent or similar intellectual property rights, including rights related to software, of any person resulting from the intellectual property made available by the other pursuant to this Agreement. The provisions of this Section 8.4 shall survive any termination or expiration of this Agreement.

     8.5   Indemnification Procedures. In the event either party is entitled to
           --------------------------
indemnification from the other party pursuant to the terms of this Agreement, the indemnified party shall promptly notify the indemnifying party of any matters in respect of which the indemnity obligation may apply and of which the indemnified party has knowledge. The indemnifying party shall have full opportunity to control the response to the claim and the defense thereof, including, without limitation, any agreement relating to the settlement thereof (except that any such settlement shall require the indemnified party's approval, which shall not be unreasonably withheld or delayed).


                                   ARTICLE 9
                CONFIDENTIALITY, ASSOCIATED'S DATA AND SECURITY

     9.1   Confidentiality. ACS and Associated agree that all proprietary
           ---------------
information communicated to each other, whether before or after the Effective Date, shall be and was received in strict confidence, shall be used only for purpose of this Agreement, and that no such information, including without limitation the provisions of this Agreement, shall be disclosed by the recipient party, its agents or employees without the prior written consent of other party, except as may be necessary by reason of legal, accounting, regulatory, bankruptcy related, or other requirements beyond the reasonable control of the recipient party. In performing its study (described in Section 2.2 hereof) EDS will be restricted from access to any information or software systems used by ACS in providing the ACS Services, provided that EDS will be allowed "end-user" access to such applications. The provisions of this Section 9.1 shall survive any termination or expiration of this Agreement.

        9.2  Associated's Data.  Associated's data shall be and remain
             -----------------
Associated's property and, upon the termination of this Agreement in accordance with the terms hereof, shall be returned to Associated in accordance with
Section 7.4 of this Agreement. ACS shall safeguard all data of Associated using such security procedures as are generally accepted in the data processing services industry. ACS agrees to provide to Associated copies of Associated's data upon request, provided that ACS shall not be required to provide such data in magnetic media form or in any other manner which would facilitate a conversion from the ACS Data Center. ACS will provide such data in magnetic media or other appropriate form as requested by Associated from time to time if needed for special limited purposes, but in no event will Associated use such data to directly or indirectly facilitate a conversion from the ACS Data Center. Associated agrees to reimburse ACS its costs of providing such copies.

        9.3  Security for Data Center.  ACS will adhere to reasonably required
             ------------------------
security procedures at the ACS Data Center. Such procedures shall be no less rigorous than generally accepted standards in the data processing services industry.

        9.4  Audit Rights.  ACS shall provide such auditors and agents of
             ------------
Associated as Associated may, from time to time, designate in writing with reasonable access to each ACS Data Center or other facility from which ACS provides any portion of the ACS Services to audit and inspect Associated's data and any software systems operated on behalf of Associated. Such auditors and agents may be internal or external to Associated; provided, however, that neither Andersen Consulting nor any other competitor of ACS shall be provided such access and ACS may require any such auditor or agent to agree to reasonable confidentiality restrictions. ACS shall provide to such auditors and agents any assistance they may reasonably require in connection with such audits and inspections. Any such access provided pursuant to this Section 9.4 shall be conducted in a manner which will not unreasonably interfere with ACS' security needs. ACS will provide its annual audited financial statements and unaudited quarterly financial statements, including notes thereto, and its most recent EDP audit report to Associated upon request.


                                  ARTICLE 10
                                 MISCELLANEOUS

     10.1  Dispute Resolution. This Section 10.1 governs any dispute,
           ------------------
disagreement, claim or controversy between ACS and Associated arising out of or related to this Agreement (a "Disputed Matter"). All Disputed Matters shall be submitted to the following dispute resolution process:

     (a)   Internal Escalation. First, the Disputed Matter shall be referred
           -------------------
           jointly to senior executives of each of the parties. If such executives do not agree upon a decision within ten (10) business days after referral of the matter to them, the parties shall proceed to the next stage of dispute resolution procedure.

     (b)   Mediation. Either party may, upon written notice and within ten (10)
           ---------
           business days after the conclusion of the internal escalation procedure, elect to utilize a non-binding resolution procedure whereby each party presents its case at a hearing before a panel consisting of a senior executive of each of the parties and a mutually acceptable neutral adviser. The mediation hearing will occur no more than twenty (20) business days after a party serves written notice to use outside mediation. The neutral adviser will be instructed to assist the senior executives in evaluating the strengths and weaknesses of each party's position on the merits of the Disputed Matter. To the extent the neutral adviser is compensated, the parties shall each bear half the cost. If the Disputed Matter cannot be resolved at the mediation hearing, the parties may proceed to the next stage of dispute resolution procedure.

     (c)   Arbitration. To the extent the Disputed Matter has not been resolved
           -----------
           in whole or in part as a result of the processes set forth in subsections (a), (b) or (d) of this Section 10.1, the parties shall, at the option of either party upon written notice, submit the Disputed Matter to arbitration under the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), as modified herein. The arbitration panel shall have the authority to render any award or remedy allowed by law, including, without limitation, specific performance, injunction, damages and exemplary damages, subject to the terms of this Agreement.

                ACS and Associated agree to modify and supersede the Commercial Arbitration Rules of the AAA, as explicitly permitted by those rules, in the following manner:

                1. Any arbitration hearing or hearings shall take place in Dallas, Texas.

                2. The arbitration panel hearing the dispute shall be comprised of three neutral members who will resolve the dispute by a majority vote.

                3. The three arbitrators shall be selected from the AAA's Panel of Arbitrators. The AAA will present ACS and Associated with identical lists of ten names of arbitrators meeting the qualifications set forth in this Agreement. The AAA will supply ACS and Associated with biographical data on each proposed arbitrator, including each proposed arbitrator's current resume. Neither ACS nor Associated shall contact any proposed arbitrator directly; all requests for information concerning proposed arbitrators shall be directed to the AAA. ACS and Associated shall each have the ability to strike five proposed arbitrators from each list supplied by the AAA for any reason or for no reason. ACS and Associated shall each have the ability to strike any proposed arbitrator from the lists supplied by the AAA for bias or apparent bias. The AAA shall designate as the arbitrators to decide a dispute the first three arbitrators who have not been struck by either ACS or Associated. If necessary, the AAA will supply ACS and Associated with additional lists of proposed arbitrators until three arbitrators are left unstruck by both parties. If ACS or Affiliated fails to reasonably cooperate in the arbitrator selection process, the AAA will select arbitrators on behalf of the non-cooperating party.

                4. The arbitrators proposed by the AAA on the lists submitted to ACS and Associated shall each meet the following qualifications:

                   a. The arbitrators shall reside and work in the north Texas area.

                   b. At least one of the arbitrators shall have experience in the computer services industry.

                   c. At least one (1) of the arbitrators shall be an attorney.

                5. All discovery must be completed at least sixty (60) days before the first arbitration hearing on the merits of the dispute.  This date shall be referred to as the discovery cutoff date.

        6. If either ACS or Associated intends to use an expert witness's testimony, the party must designate all experts at least ninety (90) days prior to the discovery cutoff date. If an expert witness is not designated at least ninety (90) days prior to the discovery cutoff date and offered for deposition prior to the discovery cutoff date, that expert witness's testimony may not be used in the arbitration proceeding.

        7. ACS and Associated will be entitled to engage in any reasonable discovery practices permitted by the Federal Rules of Civil Procedure. Any document or information responsive to a request which is not objected to and which is not produced prior to the discovery cutoff date may not be used in the arbitration. The party requesting the document or information has the burden of requesting a ruling on the objection. If a party fails to comply with the arbitrator's ruling that documents or information be produced, that party shall not be permitted to introduce into evidence any documents or information, including undisclosed witnesses, which fall within the scope of the arbitrator's discovery order.

        8. All discovery disputes shall be decided by one arbitrator from the panel. The AAA shall designate an arbitrator from the panel to decide discovery disputes. All discovery disputes shall be submitted in writing, and the arbitrator shall not hear oral argument or hold hearings on discovery matters. The arbitrator's decision on discovery issues shall be final. If a party refuses to comply with the arbitrator's order on discovery, the arbitrator may order the non-complying party to pay the attorneys' fees and other costs the requesting party incurs in compelling discovery.

        9. Upon the request of either party, the arbitrators will be required to issue a written award and opinion within seven (7) days after issuing their decision, provided that the effectiveness of the decision shall not be delayed pending a written award or written opinion.

(d)  Emergency Relief.  Notwithstanding the other provisions of this Section
     ----------------
10.1, either ACS or Associated may seek temporary emergency relief in any court of competent jurisdiction with respect to any Disputed Matter. The process of seeking temporary emergency relief through the court system shall not waive either party's right to demand arbitration of a Disputed Matter. The parties' rights to demand arbitration shall not prevent a court of competent jurisdiction from granting or denying a request for temporary emergency relief.

     (e)   Continuation of Payment and Services. Unless this Agreement has been
           ------------------------------------
           terminated in accordance with Article 7 hereof, ACS will continue to provide the ACS Services and otherwise comply with its obligations under this Agreement during any dispute resolution proceedings commenced pursuant to this Section 10.1 and Associated will continue to pay the charges of ACS and otherwise perform its obligations in accordance with this Agreement, including without limitation the obligations of ACS and Associated under Section 5.4 hereof. If Associated reasonably believes that the information and reports provided by ACS pursuant to Section 5.5 hereof have been or are inaccurate or are being falsified, Associated may request that the arbitration panel appoint an independent auditor to verify such information and reports (provided, however, that no competitor of ACS shall be eligible for appointment).

     10.2  Assignment. This Agreement shall be binding on the parties hereto and
           ----------
their respective successors and assigns. Associated shall not, without the prior written consent of ACS, assign this Agreement or any of its rights and obligations hereunder to any other person or entity, unless such assignment is to an acquiror of Associated or Associated's business pursuant to a transaction that constitutes a "Business Sale" as defined in the Certificate of Incorporation of Associated Holdings, Inc. Notwithstanding the foregoing, ACS agrees that Associated may assign this Agreement, as a collateral assignment, to Chase Manhattan Bank subject at all times to all the terms and conditions hereof. Associated agrees to notify ACS in writing upon receipt by Associated of any notice of default from Chase Manhattan Bank under any applicable credit agreement. ACS shall not, without the prior written consent of Associated, assign this Agreement or any of its rights and obligations hereunder to any other person or entity, unless such assignment is to a purchaser of all or substantially all the assets of ACS which is financially and operationally qualified to satisfy all obligations of ACS under this Agreement and is not a competitor of Associated.

     10.3  Notices. Whenever under this Agreement one party is required or
           -------
permitted to give notice or other communication to the other, such notice shall be deemed given when delivered in hand, telegraphed, telecopied or telexed, or three (3) business days after when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

        In the case of ACS:

        Affiliated Computer Services, Inc.
        2828 North Haskell Avenue
        Dallas, Texas 75204
        Attn: President


        In the case of Associated:

        Associated Stationers, Inc.
        1075 Hawthorn Drive
        Itasca, Illinois 60143
        Attn: President

        Either party may change its address for notification purposes by giving the other the (10) days prior written notice of the new address and the date upon which it will become effective.

        10.4  Relationship of Parties.  ACS, in furnishing services to
              -----------------------
Associated hereunder, is acting only as an independent contractor. ACS does not undertake by this Agreement or otherwise to perform any obligation of Associated, whether regulatory or contractual, or, except as provided in this Agreement, to assume any responsibility for Associated's business or operations. ACS has the right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by ACS hereunder unless otherwise provided herein. It is expressly understood and agreed that neither party is an employee or legal representative of the other party, and unless specifically authorized in writing to do so may not incur any obligations on behalf of or in the name of the other party. This Agreement does not create a partnership or joint venture between parties.

        10.5  Force Majeure.  Subject to Section 7.7 hereof (Continuing Force
              -------------
Majeure), either party hereto shall be excused from performance hereunder for any period and to the extent it is prevented, hindered or delayed in the performance of any obligation or services pursuant hereto, in whole or in part, as a result of delays caused by an act of God, war, riot, civil disturbance, explosion, accident, fire, court order, labor dispute, epidemic, or other cause beyond its reasonable control, provided that such prevention, hindrance or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing party through the use of alternative sources or plans (including, without limitation, disaster recovery planning), or other means. Any party so delayed in its performance shall notify the other at the earliest practicable time of the inception of such delay, describe the nature of the delay and proceed promptly to remedy the same.

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

        10.6  Severability.  In the event that any of the provisions of this
              ------------
Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected and, in lieu of such invalid or unenforceable provision, there shall be added automatically as part of this Agreement one or more provisions as similar in terms as may be valid and enforceable under applicable law.

        10.7  Entire Agreement.  This Agreement, including any Schedules
              ----------------
attached hereto, each of which is an integral part of this Agreement and incorporated herein for all purposes, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties (including, without limitation, the agreements in letter form dated December 13, 1991 and December 17, 1991). There are no representations, understandings or agreements relative hereto which are not fully expressed herein. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party.

        10.8  No Third-Party Rights.  Nothing in this Agreement (including the
              ---------------------
Schedules attached hereto) or contemplated hereby shall create any express or implied rights in any person or entity other than the parties hereto.

        10.9  Attorneys' Fees.  If any legal action or other proceeding is
              ---------------
brought for the enforcement of this Agreement, or because of our alleged breach hereof, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        10.10  Approvals and Similar Actions.  Where agreement, approval,
               -----------------------------
acceptance, consent or similar action by either party hereto is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld, and shall only be effective if given in writing by duly authorized representatives of the parties.

        10.11  ACS' Costs.  Whenever in this Agreement or the Schedules hereto
               ----------
there is a reference to ACS' "costs", such reference shall be deemed to refer to ACS' direct out-of-pocket costs, without accounting for overhead. When direct out-of-pocket costs are those paid to an affiliate of ACS, then such out-of-pocket costs shall be based on the lower of the foregoing and fair market value.

        10.12  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND
               -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS, OTHER THAN CHOICE OF LAW RULES, OF THE STATE OF TEXAS.

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

      IN WITNESS WHEREOF, ACS and Associated have each caused this Agreement to be signed and delivered by its duly authorized officer, all as of the date first set forth above.

AFFILIATED COMPUTER                        ASSOCIATED STATIONERS, INC.
SERVICES, INC.

By: ________________________               By: ________________________
    Ben D. Podpechan                           Michael D. Rowsey
    Senior Vice President                      President

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